Exhibit 16.2

May 10, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by TCTM Kids IT Education Inc. in the Item 16F of its Annual Report on Form 20-F for the year ended December 31, 2024. We agree with the statements concerning our firm contained therein. We are not in a position to agree or disagree with other statements of TCTM Kids IT Education Inc. contained therein.

Very truly yours,

/s/ Guangdong Prouden CPAs GP